EMPLOYMENT AGREEMENT

     This Agreement is made the 13th of December, 2000, effective as of January 1, 2001, by and between Coventry Health Care, Inc., a Delaware corporation (the "Company"), and Dale B. Wolf (the "Executive").

     WHEREAS, the Company employs the Executive as its Executive Vice President and Chief Financial Officer pursuant to an Employment Agreement dated 12/9, 1996, and the parties desire to amend the terms of such employment as set forth herein.

     NOW, THEREFORE, in consideration of the mutual covenants contained in this Employment Agreement, the parties hereby agree as follows:

1.  TERM AND DUTIES

     1.1   The term of this Agreement commenced as of December 9, 1996, and shall continue through December 31, 2003 and will continue on a year-to-year basis thereafter in the absence of notice of either party given no later than the September 30 prior to the expiration, or unless otherwise extended (the “Term”).

     1.2   Executive shall serve as Executive Vice President and Chief Financial Officer, shall report to the President and Chief Executive Officer and shall be responsible for broad executive responsibilities in both the financial and senior general management area, including, but not limited to, the establishment and implementation of policies and directives, formulation of long range plans, goals and objectives, effective management of employees, and such other powers and duties normally associated with such position or as may be delegated or assigned to the Executive by the Company’s President and Chief Executive Officer. During the term of the Agreement, the Executive shall also serve without additional compensation in such other offices of the Company or its subsidiaries or affiliates to which he may be elected or appointed by the Board of Directors of the Company or its subsidiaries or affiliates, respectively.

2.  COMPENSATION AND BENEFITS

     2.1   The Company shall pay the Executive a base salary (“Base Salary”) of not less than $400,000 per annum, subject to applicable withholdings. The Base Salary shall be payable according to the customary payroll practices of the Company. The Base Salary shall be reviewed annually and shall be subject to increase from time to time.

     2.2   The Executive shall be eligible for an annual bonus (“Bonus”) in accordance with the Company’s annual bonus plan as in effect on the date of this Agreement.

     2.3   The terms and conditions of all stock options and restricted share awards previously granted to Executive shall remain in full force and effect.

     2.4   The Executive will be entitled to participate in all employee benefit plans or programs and receive all benefits and perquisites to which any salaried employee is eligible under any existing or future plan or program for salaried employees, including, without limitation, all plans developed for executive officers of the Company. These plans or programs may include group hospitalization, health care, dental care, life or other insurance, tax qualified pension, car allowance, savings, thrift and profit sharing plans, termination pay programs, sick leave plans, travel or accident insurance, disability insurance, and contingent compensation plans, including capital accumulation programs, restricted stock programs, stock purchase programs and stock option plans. Nothing in this Agreement will preclude the Company from amending or terminating any of the plans or programs applicable to salaried employees or executive officers. The Executive will be entitled to four (4) weeks of annual paid vacation.

     2.5    The Company will reimburse the Executive for all reasonable travel and other expenses incurred by the Executive in connection with the performance of his duties upon proper documentation in accordance with Company policies. In addition, Executive shall be entitled to a discretionary car or other expense allocation of $1,200 per month. To the degree that the Executive is accountable for any income taxes arising from this Section, he will have sole responsibility for calculating and paying such taxes.

     3.   DEATH AND DISABILITY COMPENSATION

     3.1    In the event of the death of the Executive during the Term, payments under this Employment Agreement shall cease as of the date of death, except for the following benefits to be paid to the Executive’s beneficiaries:

          (a) any earned but unpaid base salary and a lump sum payment equal to the average annual bonus compensation for the two (2) calendar years immediately preceding the death of Executive, pro-rated for the year death occurs;

          (b) for twenty-four (24) months following the date of the Executive’s death, the Company shall reimburse the Executive’s designated beneficiary for the cost of the designated beneficiary’s medical and dental insurance as in effect at the date of the Executive’s death;

          (c) the exercisability of stock options granted to the Executive shall be governed by any applicable stock option agreements and the terms of the respective stock option plans; and

          (d) the Executive’s designated beneficiary will be entitled to receive the proceeds of any life or other insurance or other death benefit programs provided or referred to in this Employment Agreement.

      3.2   Notwithstanding the disability of the Executive, the Company will continue to pay the Executive pursuant to Section 2 hereof during the Term, unless the Executive’s employment is earlier terminated in accordance with this Agreement. In the event the disability continues for a period of three (3) months, the Company may thereafter terminate this Agreement and the Executive’s employment. Following such termination, the Company will pay the Executive amounts equal to the following:

          (a) his regular installments of Base Salary, as of the time of termination, for a period not to exceed the commencement of payments under any Company provided long-term disability plan;

          (b) a lump sum payment equal to the average annual bonus compensation for the two (2) calendar years immediately preceding the year of termination due to disability, prorated for the year the disability occurs;

          (c) for twenty-four (24) months following the date of the Executive’s termination due to disability, the Company shall reimburse the Executive for the cost of the Executive’s medical and dental insurance as in effect at the date of the Executive’s termination; and

          (d) if the Executive is receiving disability benefits under the Company’s qualified long-term disability program, the Executive will receive a monthly payment equal to 60% multiplied by pre-disability earnings (as defined by the qualified long-term disability plan) less any monthly benefit paid under the qualified long-term disability program. Such payments shall continue to cessation of payments under the Company’s qualified long-term disability program.

          (e) the exercisability of stock options granted to the Executive shall be governed by any applicable stock option agreements and the terms of the respective stock option plans.

     3.3    During the period the Executive is receiving payments following his disability and as long as he is physically and mentally able to do so, the Executive will furnish information and assistance to the Company and from time to time will make himself available to the Company to undertake assignments consistent with his position or prior position with the Company and his physical and mental health. If the Company fails to make a payment or provide a benefit required as part of this Employment Agreement, the Executive’s obligation to provide information and assistance will cease.

     3.4    For purposes of this Agreement, the term “disability” will have the same meaning as is attributed to such term, or any substantially similar term, in the Company’s long-term disability income plan as in effect from time to time. The Company’s group long-term disability policy in existence at the time of disability shall be considered to be a part of this Agreement.

4.   TERMINATION OF EMPLOYMENT

     4.1    Except in the case of the two year period following a Change in Control (as hereinafter defined), if the Executive suffers a Termination Without Cause (hereinafter defined) or a Constructive Termination (as hereinafter defined), the Company will continue to pay the Executive the following:

          (a) for a period of twenty-four (24) months after Termination Without Cause or Constructive Termination, a monthly amount equal to 200% of the sum of the Executive’s combined (i) Base Salary as in effect at the time of the termination and (ii) the average Bonus for the two (2) calendar years immediately preceding the year of termination, divided by twenty-four (24); and

          (b) for twenty-four (24) months following such Termination Without Cause or Constructive Termination, the Company shall reimburse the Executive for the cost of the Executive’s medical and dental insurance as in effect at the date of termination or will maintain coverage in the Company’s medical and dental plans for such period. However, if Executive obtains employment with another employer during such twenty-four (24) month period, such coverage or reimbursement will cease as of the date Executive, his spouse and family can be covered under the plans of the new employer without exclusion for preexisting conditions, if earlier than the end of the 24-month period. In addition, the Executive will receive twelve (12) months additional vesting credit for all stock options and restricted stock awards.

     4.2    If the Executive suffers a Termination Without Cause or Constructive Termination within two (2) years following a Change in Control, the Company will pay to the Executive the following:

          (a) in a lump sum upon such termination an amount equal to the sum of (i) 200% of the Executive’s combined (A) Base Salary as in effect at the time of the termination and (B) average Incentive Bonus for the two (2) calendar years immediately preceding the year of termination, and (ii) to the extent that such foregoing amount or any other payment in the nature of compensation (within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder (“Section 280G”)) to or for the benefit to the Executive (or any part of such amount or other payment) constitutes an “excess parachute payment” within the meaning of Section 280G, the amount, if any, of (A) such “excess parachute payment” multiplied by a fraction, the numerator of which is the number one (1.00) and the denominator of which is (I) the number (1.00) minus (II) the effective tax rate under Section 280G applicable to the Executive expressed as decimal, minus (B) the amount of such “excess parachute payment”;

          (b) for twenty-four (24) months following such Termination Without Cause or Constructive Termination following a Change of Control, the Company shall reimburse the Executive for the cost of the Executive’s medical and dental insurance as in effect at the date of termination; and

          (c) all stock options and all restricted stock granted to the Executive shall vest in full upon a Change of Control.

     4.3    If the Executive suffers a Termination with Cause or the Executive terminates his employment with the Company not due to a Constructive Termination, death or disability (as defined in Section 3.4) (a “Voluntary Termination”), then the Company will not be obligated to pay the Executive any amounts of compensation or benefits following the date of termination, except earned but unpaid Base Salary through the date of termination, which will be paid in a lump sum. The exercisability of stock options granted to the Executive shall be governed by any applicable stock option agreements and plans.

     4.4   For purposes of this Employment Agreement, the following terms have the following meanings:

          (a) A “Change in Control” shall occur if at any time, substantially all of the assets of the Company are sold or transferred by sale, merger or otherwise, to an entity which is not a direct or indirect subsidiary of the Company, or if any “person” (as such term is used in Sections 13(d) or 14 (d) of the Securities Exchange Act of 1934, as amended) is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the then existing outstanding securities of the Company.

          (b) “Constructive Termination” means termination by the Executive which follows (a) a reassignment of duties, responsibilities, title, or reporting relationships that are not at least the equivalent of his then current position as set forth in Section 1.2 or the compensation and benefits provided herein, (b) the intentional or material breach by the Company of this Agreement, or (c) a reassignment, after a Change of Control, to a geographic location more than fifty miles from Bethesda, Maryland. The Executive shall have a period of ninety (90) days after termination of his employment to assert against the Company that he suffered a Constructive Termination, and after the expiration of such ninety (90) day period, the Executive shall be deemed to have irrevocably waived the right to such assertion.

          (c) “Termination With Cause” means termination by the Company, acting in good faith, by written notice to the Executive specifying the event relied upon for such termination, due to the Executive’s conviction for a felony, the Executive’s intentional perpetration of a fraud, embezzlement or other act of dishonesty or the Executive’s intentional breach of a trust or fiduciary duty which materially adversely affects the Company or its shareholders.

          (d) “Termination Without Cause” means termination by the Company other than due to the Executive’s death or disability or Termination With Cause.

5.   OTHER DUTIES OF THE EXECUTIVE

     5.1    The Executive shall devote substantially all of his working time to the business of the Company and during the Term shall not take, directly or indirectly, an active role in any other business without the prior written consent of the Company; but except as provided in Section 5.3, this Section shall not prevent the Executive from serving as a director of other entities not affiliated with the Company, from making real estate or other investments of a passive nature or from participating in the activities of a charitable organization where such participation does not adversely affect the Executive’s ability to perform his duties under this Agreement.

     5.2    The Executive will, upon reasonable notice, during or after the Term of this Employment Agreement, furnish information as may be in his possession and cooperate with the Company as may reasonably be requested in connection with any claims or legal actions in which the Company is or may become a party. The Executive shall receive reasonable compensation for the time expended by him pursuant to this Section 5.2 after the Term.

     5.3    The Executive acknowledges that certain information pertaining to the business and operations of the Company such as strategic plans, product development, financial costs, pricing terms, sales data or new or developing business opportunities (“Confidential Information”), is confidential and is a unique and valuable asset of the Company. Access to and knowledge of this Confidential Information are essential to the performance of the Executive’s duties under this Agreement. The Executive will not during the term of this Agreement or following termination of his employment except to the extent reasonably necessary in the performance of his duties under this Agreement, give to any person, firm, association, corporation or governmental agency any Confidential Information except as required by law. The Executive will not make use of this Confidential Information for his own purposes or for the benefit of any person or organization other than the Company. The Executive will also use his best efforts to prevent the disclosure of this Confidential Information by others. All records, memoranda, etc. relating to the business of the Company whether made by the Executive or otherwise coming into his possession will remain the property of the Company.

     5.4    The Executive will not Compete with the Company (as hereinafter defined) at any time while he is employed by the Company. Except after a Change in Control or after non-renewal under Section 1.1, in the event of Termination Without Cause or Constructive Termination pursuant to Section 4.1, the Executive will not Compete with the Company for a period of two (2) years from the date of such termination. In the event of a termination after a Change in Control that gives rise to payments to Executive under Section 4.2, the Executive will not Compete with the Company for one (1) year from the date of termination. In the event of a Voluntary Termination in which the Executive only receives payment as defined under Section 4.3, or which follows a Company non-extension notice under Section 1.1, there will be no restriction on the Executive’s right to Compete with the Company after the date his employment terminates. For the purposes of this Section 5.4, the term “Compete with the Company” means action by the Executive, direct or indirect, either as an officer, director, stockholder, owner, partner, employee or in any other capacity, resulting in the Executive having any legal or equitable ownership or other financial or non-financial interest in or employment with, any HMO, managed care or health insurance business within a fifty mile radius of any location where the Company or any subsidiary or affiliate of the Company conducts such business at the date of a termination of the Executive’s employment; provided, however, that the term “Compete with the Company” shall not include ownership (without any more extensive relationship) of a less than a five percent (5%) interest in any publicly-held corporation or other business entity. The Executive acknowledges that the covenants contained herein are reasonable as to geographic and temporal scope. The Executive acknowledges that his breach or threatened or attempted breach of any provision of Section 5.4 may cause irreparable harm to the Company not compensable in monetary damages and that the Company may be entitled, in addition to all other applicable remedies, to a temporary and permanent injunction and a decree for specific performance of the terms of Section 5.4.

6.  INDEMNIFICATION OF EXECUTIVE

     6.1    The Company shall indemnify the Executive and shall reimburse the Executive’s expenses under the circumstances described, and to the maximum extent provided under the mandatory and the permissive indemnification and expense reimbursement provisions of Delaware law. The provisions of this Section 6.1 shall continue in full force and effect after Executive ceases to serve as an officer, director, employee or in any other capacity with the Company or any of its affiliates, and shall inure to the benefit of his heirs, executors or administrators.

7.   MISCELLANEOUS

     7.1    This Agreement contains the entire understanding between the Company and the Executive with respect to the subject matter and supersedes any prior employment or severance agreements between the Company and its affiliates, and the Executive.

     7.2    This Agreement may not be modified or amended except in writing signed by the parties. No term or condition of this Employment Agreement will be deemed to have been waived except in writing by the party charged with waiver. A waiver shall operate only as to specific term or condition waived and will not constitute a waiver for the future or act on anything other than that which is specifically waived.

     7.3    Should any part of this Agreement be declared invalid for any reason, such invalidity shall not affect the validity of any remaining portion hereof and such remaining portion shall continue in full force and effect as if this Employment Agreement had been originally executed without including the invalid part. Should any covenant of this Employment Agreement be unenforceable because of its geographic scope or term, its geographic scope or tem shall be modified to such extent as may be necessary to render such covenant enforceable.

     7.4    Titles and captions in no way define, limit, extend or describe the scope of this Agreement nor the intent of any provision thereof.

     7.5    This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     7.6    This Employment Agreement has been executed and delivered in the State of Maryland and its validity, interpretation, performance and enforcement shall be governed by the laws of that state. Any dispute among the parties hereto shall be settled by arbitration in Bethesda, Maryland, in accordance with the rules then obtaining of the American Arbitration Association and judgment upon the award rendered may be entered in any court having jurisdiction thereof. All provision hereof are for the protection and are intended to be for the benefit of the parties hereto and enforceable directly by the binding upon each party. Each party hereto agrees that the remedy at law of the other for any actual or threatened breach of this Employment Agreement would be inadequate and that the other party shall be entitled to specific performance hereof or injunctive relief or both, by temporary or permanent injunction or such other appropriate judicial remedy, writ or orders as may be decided by a court of competent jurisdiction in addition to any damages which the complaining party may be legally entitled to recover.

    7.7    All notices, requests, consents and other communications hereunder shall be in writing and shall be deemed to have been made when delivered or mailed first-class postage prepaid by registered mail, return receipt requested, or when delivered if by hand, overnight delivery service or confirmed facsimile transmission to the following:

          (i)If to the Company, at 6705 Rockledge Drive, Suite 900, Bethesda, Maryland, 20817, Attention: Chairman of the Compensation Committee, or at such other address as may have been furnished to the Executive by the Company in writing; or

          (ii) If to the Executive, at 6705 Rockledge Drive, Suite 900, Bethesda, Maryland, 20817 or ______________________________________________________ or such other address as may have been furnished to the Company by the Executive in writing.

     7.8   This Employment Agreement shall be binding on the parties' successors, heirs and assigns.

     IN WITNESS WHEREOF, the undersigned have executed this Employment Agreement as of the date first above written.

COVENTRY HEALTH CARE, INC.	EXECUTIVE:
By: /s/ Allen F. Wise	/s/ Dale B. Wolf

Allen F. Wise, President	Dale B. Wolf